ARMSTRONG WORLD INDUSTRIES, INC. 2500 COLUMBIA AVE., P.O. BOX 3001 LANCASTER, PA 17604 717.397.0611 www.armstrong.com	Exhibit 10.1

November 16, 2004

PRIVATE AND CONFIDENTIAL

F. Nicholas Grasberger

2100 William Penn Highway

Pittsburgh PA 15221

Dear Nick:

It is with pleasure that I offer you employment with Armstrong World Industries as Senior Vice President and Chief Financial Officer reporting directly to me. We think your experience, personal skills and capabilities, and your management style would make an excellent addition to our management team.

The position we are offering you has the following salary, incentive and employee benefits:

•	Base Salary

$450,000 on an annualized basis, paid semi-monthly

•	Management Achievement Plan (Annual Bonus)

You are eligible for our Management Achievement Plan and will have a target bonus of 60% of your actual base salary earnings, which equates to $270,000 on an annualized basis. Your bonus payment will be based on corporate operating income results versus plan, adjusted for working capital variance from plan. You must be actively employed with Armstrong on the day of bonus distribution, typically paid in February, in order to be eligible for this payout.

Assuming you begin employment on January 1, 2005, you will be subject to an annual involuntary reduction of $20,000 from your gross bonus amount starting with your 2005 bonus payable in early 2006. You will receive a corresponding contribution to your Bonus Replacement Retirement Plan account. This contribution will be tax-deferred and exempt from FICA taxation.

•	Long-Term Incentive Plan

You will participate in the Company’s long-term incentive (LTI) program where the annual value of your LTI target award will be 180% of base salary ($810,000 @ base salary of $450,000). During Armstrong’s Chapter 11 reorganization, LTI compensation has been delivered in the form of cash incentive awards based on corporate operating income results measured against targets established by the Compensation Committee over two-year performance periods. Subject to Compensation Committee authorization, you will receive a long-term cash incentive award of $810,000 in February 2005 with a performance-based payment to occur in early 2007.

•	Emergence Equity Awards

At the time Armstrong World Industries emerges from Chapter 11 reorganization, you will receive Emergence Equity Awards consisting of 41,400 shares of restricted stock and 124,200 nonqualified stock options. Both awards will vest in one-third installments at two, three and four years from the grant date. The initial value of reorganized Armstrong World Industries’ shares and the stock option exercise price are expected to be $30 per share.

Your Emergence Equity Award participation will replace your regular LTI Award for one year.

•	Cash Retention Payment

Armstrong is in the process of obtaining bankruptcy court approval to establish a cash retention program to cover 130 key employees. Cash retention payments ranging from 20% to 100% of base salary would be paid in December 2005 subject to continued employment. If the cash retention program is approved, you will be eligible to receive a payment of $450,000 to be paid in late December 2005.

•	Sign-on Cash Bonus

You will receive a cash sign-on bonus of $300,000 contingent upon successful completion of your drug and background checks. If you voluntarily terminate your employment with Armstrong within one year of your start date, you must reimburse Armstrong for this amount.

•	Individual Change in Control/Indemnification Agreements

Upon employment as CFO, you will be eligible to participate in an Indemnification Agreement and an Individual Change in Control (CIC) Agreement. With respect to your CIC agreement, Armstrong World Industries’ emergence from Chapter 11 will not constitute a change in control. In the event of a post-emergence change in control, the CIC agreement will extend for three years from the date of the CIC event. Severance benefits will amount to three times the sum of base salary and the highest bonus earned in the three years prior to termination or the three years prior to the CIC event. If termination were to occur prior to the completion of the first bonus year following the effective date of the CIC agreement, target bonus will be used for severance determination. Benefits would continue for three years following your termination of employment.

•	Severance Pay Provisions

During the Chapter 11 reorganization, you will qualify for an enhanced severance arrangement where your severance pay will equal two times the sum of base salary and target bonus ($1,440,000). To receive the severance pay, you must meet the eligibility provisions under the Armstrong Severance Pay Plan. In addition, you will qualify for health care and life insurance benefit continuation for two years at active employee contributions.

Following emergence from Chapter 11, Armstrong will provide a minimum severance payment equal to annual base salary and will continue health care/life insurance benefits at active employee contribution levels for twelve months if the reason for termination is other than voluntary termination, death, disability, termination for unacceptable performance or termination for cause.

•	Vacation/Holidays

•	Vacation: You will immediately qualify for 5 weeks of vacation in 2005. We are crediting you with 19 years of service for future vacation eligibility. Under the present schedule, you will be eligible for 6 weeks of vacation at 28 years of accumulated service, or in 9 more years.

•	Holidays: Ten scheduled holidays and one personal holiday of your choice. In order for new employees to be eligible for the personal holiday in the year employed, they must be on the payroll as of June 30.

•	Retirement Savings Plan

We have an excellent 401(k) savings plan administered by Fidelity Investments. For employees hired after January 1, 2005, retirement benefits will be provided in the form of a matched 401(k) savings plan. Armstrong will provide a 100% match on the first 4% of employee contributions and a 50% match on the next 4% of employee contributions. Employee contributions apply to base salary and annual bonus earnings. Sixteen investment funds are available. All interest and investment gains are tax-deferred until you make a withdrawal. You may “roll over” into the Armstrong plan any pre-tax monies from another tax-qualified, company-sponsored plan.

•	Life Insurance

As an active employee, you will have company-paid life insurance of $150,000. You will also be eligible for employee-paid term or universal life up to a maximum of $600,000.

•	Executive Group Long-Term Disability Insurance Program

You are eligible for the company-paid Executive Group Long-Term Disability Insurance Program. Your disability benefit is 60% of the sum of base salary and the average bonus paid over the last two years capped at a benefit of $420,000 per year. Coverage for eligible compensation in excess of $300,000 up to $700,000 will be subject to proof of insurability.

•	Executive Personal Financial Planning/Income Tax Return Preparation Expense Reimbursement

As one of the company’s senior executives, you would be eligible for expense reimbursement up to $4,500 per year for personal financial planning and income tax preparation services you incur. Reimbursement for these services would be taxable income to you.

•	Medical/Dental/Prescription Drug Coverage

Armstrong offers two PPO medical plans which use the Highmark Blue Shield network, along with prescription drug and dental coverage. Your monthly premium for 2005 family coverage is as follows:

Plan	Annual Deductible	Monthly Employee Premium
Standard PPO	$550/individual $1,650/family	$409.64

High Deductible PPO with Health Savings Account	No individual deductible $2,200/family	$227.58

An HMO plan is also available for 2005 but this plan will be discontinued starting January 1, 2006.

•	Executive Annual Physical

In addition to the above medical plans, we offer our senior executives a company-paid annual physical program. The participant can select the medical institution or facility for the physical.

•	Relocation Policy

Upon your acceptance, you will be contacted by a member of the Armstrong relocation team to coordinate the relocation process. Armstrong’s comprehensive relocation package includes a transfer payment of $46,875 payable upon your employment and a house purchase assistance payment of $37,500 paid following your purchase of a home. See the attached Relocation Policy Summary for more details.

To comply with the Immigration Reform and Control Act of 1986 (IRCA), Armstrong must verify that every new hire is authorized to work in the United States. Documentation certifying work eligibility must be provided within three days of employment. Listed below are several examples of the documents that provide proof of eligibility for employment:

•	a current United States passport, or

•	a state-issued driver’s license or I.D. card with a photograph and an original social security card, or

•	a state-issued driver’s license or I.D. card with a photograph and a birth certificate issued by the state, county, or other municipality, or

•	Alien Registration Card with photograph, or

•	Certificate of U.S. Citizenship, or

•	Certificate of Naturalization

We are proud to make this job offer to you and look forward to your joining our senior management team at Armstrong.

Sincerely,

/s/ Michael D Lockhart
Michael D Lockhart
Chairman & CEO

Enclosures

M J Angello

In order to process payroll and benefit information, please sign and fax this form and the enclosed “Notice and Authorization” form and “Information Form” to me at (717) 396-6046 within 24 hours of accepting this offer. Please mail all signed originals to us in the enclosed envelope. Instructions regarding your drug screening are enclosed.

Accepted: /s/ F. Nicholas Grasberger

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